SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
              the Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:
|X|   Preliminary Information Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
|_|   Definitive Information Statement

                              HARMONY TRADING CORP.
                ------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

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            pursuant to Exchange Act Rule 0-11 (set forth the amount on which
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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

                              HARMONY TRADING CORP.

                      275 ST. JACQUES STREET WEST, SUITE 36
                        MONTREAL, QUEBEC, CANADA H2Y 1MA

                              INFORMATION STATEMENT

      This Information Statement is being furnished to stockholders of Harmony Trading Corp., a New York corporation, to advise them of corporate action taken without a meeting by less than unanimous written consent of stockholders to amend our Certificate of Incorporation to effect a three-for-one forward stock split of the currently issued shares of our common stock. A copy of the Certificate of Amendment of the Certificate of Incorporation is attached to this Information Statement.

      Our Board of Directors fixed the close of business on September 29, 2000 as the record date for the determination of stockholders entitled to vote on the proposal to amend our Certificate of Incorporation as described above. On September 29, 2000 there were 3,110,000 shares of our common stock issued and outstanding. The proposed amendment to our Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote thereon. Each share of common stock is entitled to one vote on the proposed amendment.

      The Board of Directors, by written consent on September 28, 2000, has approved and stockholders holding 1,735,000 shares (approximately 56%) of the outstanding shares of our common stock on September 29, 2000, have consented in writing to the amendment. Accordingly, all corporate actions necessary to authorize the amendment have been taken. In accordance with the regulations under the Securities Exchange Act of 1934, the authorization of the amendment to our Certificate of Incorporation by the Board of Directors and the stockholders will not become effective until 20 days after we have mailed this Information Statement to our stockholders. Promptly following the expiration of this 20-day period, we intend to file the amendment to our Certificate of Incorporation with the New York Department of State. The stock split will become effective as of 5:00 p.m., Eastern Standard Time, on the date of such filing.

      Our executive offices are located at 275 St. Jacques Street West, Suite 36, Montreal, Quebec, Canada H2Y 1MA.

      PLEASE BE ADVISED THAT THIS IS ONLY AN INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

      This Information Statement is first being sent or given to the holders of our outstanding common stock, our only class of voting securities outstanding, on or about November ___, 2000. Each holder of record of shares of our common stock at the close of business on October ___, 2000 is entitled to receive a copy of this Information Statement.

The Stock Split

      The amendment and stock split are expected to become effective on November ___, 2000. Each share of common stock, par value $0.001 per share, that is outstanding on such effective date, shall automatically convert into one share of common stock, par value $0.000333 per share. Holders of record of common stock, par value $0.001 per share, at the close of business on such effective date will receive two additional shares of common stock, par value $0.000333 per share, for each share of common stock, par value $0.001 per share, then held. Accordingly, holders of common stock should not send in their existing stock certificates to us. The certificates for the additional full shares of common stock will be issued as soon as practicable after such effective date, and are scheduled for mailing on or about November ___, 2000.

      We will have 9,330,000 shares of common stock, par value $0.000333 per share, issued and outstanding, which is based on the number of shares of common stock issued and outstanding at the close of business on September 29, 2000, and are subject to change in the event additional shares are issued after September 29, 2000 but before the effective date of the stock split.

      The changes in the par value of the common stock and in the issued common stock that would result from the proposed amendment and stock split would cause no change in the aggregate amount of our capital account represented by the issued common stock and no change in the surplus accounts.

      Our directors believe the stock split would tend to create a broader market for and a wider distribution of our common stock, both of which are in the best interests of the stockholders. The Board of Directors has recommended that the stockholders approve a three-for-one split of our common stock and, for that purpose, approve a proposed amendment of our Certificate of Incorporation.

No Dissenters' Rights

      Under the New York Business Corporation Law, holders of common stock are not entitled to dissenters' rights with respect to the stock split.

Federal Income Tax Consequences

      Under present federal income tax law, the proposed amendment and stock split will not result in taxable income or in gain or loss to holders of common stock. You are urged to consult your own tax advisors to determine the particular consequences to you.


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

Security Ownership of Certain Beneficial Owner and Management

      The following table sets forth information as of September 29, 2000, with respect to the beneficial ownership of shares of common stock (1) by (i) each person known by us to be the owner of more than 5% of the outstanding shares of common stock, (ii) each director, and (iii) all executive officers and directors as a group:

                                         Name and Address             Amount and Nature      Percentage
   Title of Class                      of Beneficial Owner         of Beneficial Ownership    of Class
   --------------                      -------------------         -----------------------    --------
Common stock, par value            Group InterCapital, Inc.          1,735,000 shares          55.78%
$.001 per share                    275 St. Jacques Street West       Direct
                                   Suite 36
                                   Montreal, Quebec, Canada
                                   H2Y 1MA

Common stock, par value            Henry J. Yersh                    0 shares                      0%
$.001 per share                    101 Chartwell Crescent
                                   Beaconsfield, Quebec, Canada
                                   H9W 1C2

Common stock, par value            Denis St. Hilaire                 0 shares                      0%
$.001 per share                    150 Berlioz, #157
                                   Verdun, Quebec, Canada H3E 1K3

All officers and directors as                                        0 shares                      0%
      a group (2 persons)


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

Recent Developments

      Change in control

      On August 28, 2000, Group InterCapital Inc. ("GIC"), a venture capital firm, completed the acquisition of 1,735,000 shares of our common stock resulting in GIC owning more than 50% of our outstanding common stock.

      GIC replaced our existing board with Henry J. Yersh and Denis St. Hilaire. Mr. Yersh was also appointed as our President and Chief Executive Officer and Mr. Hilaire was appointed as our Chief Financial Officer.

      Proposed merger

      On September 29, 2000, we executed a letter of intent to pursue a definitive merger agreement for us to acquire Nixxo Technologies. Under the proposed merger, the stockholders of Nixxo Technologies will own approximately 83% of the company after the merger and our stockholders will own approximately 17% of the company after the merger. We anticipate that a definitive merger agreement will be signed in October 2000. However, the letter of intent is not binding and we can not assure you that a merger will be completed on these terms or at all.

      Nixxo Technologies is a Global Systems for Mobile Communications, or GSM, chipset and operating system design company based in San Jose, California. Nixxo Technologies will begin shipping GSM chipsets to various customers in the first quarter of 2001. The GSM cellular market represents 65% of the world cellular phone market with a growth rate of 30% per year. The GSM phone market worldwide is 150 million units per annum. Nixxo Technologies' ownership of core GSM technology puts it at the forefront of this enormous market place.

      Eiger Technology Inc., headquartered in Toronto, Ontario, owns 25% of Nixxo Technologies. Through its facilities in South Korea, New Jersey and California, Eiger manufactures and distributes electronic and computer peripherals such as 56K fax/modems, MP3 players and DSL modems to OEM and consumer markets worldwide.

Where You Can Find More Information

      We are required to comply with the reporting requirements of the Securities Exchange Act. For further information about us, you may refer to:

o     our Annual Report on Form 10-KSB for the year ended December 31, 1999; and

o our Quarter Reports on Form 10-QSB for the quarters ended March 31, 2000 and June 30, 2000.

      You can review these filings at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional


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

offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC 0330 for further information on the public reference room. These filings are available electronically on the World Wide Web at http://www.sec.gov.


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

                                   APPENDIX A

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              HARMONY TRADING CORP.

                            CERTIFICATE OF AMENDMENT

                       OF THE CERTIFICATE OF INCORPORATION

                                       OF

                              HARMONY TRADING CORP.

                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

      THE UNDERSIGNED, being the President of HARMONY TRADING CORP. hereby certifies:

      1. The name of the corporation is Harmony Trading Corp. (the
"Corporation").

      2. The certificate of incorporation of said Corporation was filed by the Department of State on the 13th day of August, 1996.

      3. The certificate of incorporation of the Corporation is amended to effectuate a three-for-one forward stock split.

      4. To accomplish the foregoing, Article FOURTH relating to the authorized capital of the Corporation is amended to read as follows:

            FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 205,000,000 of which 200,000,000 shares shall be designated as common stock, par value $.000333 per share and 5,000,000 shares shall be designated as preferred stock, par value $.001 per share. The preferred stock may be issued from time to time in one or more series or classes. The Board of Directors is hereby expressly authorized to provide by resolution or resolutions duly adopted prior to issuance, for the creation of each such series and class and to fix the designation and the powers, preferences, rights, qualifications, limitations, and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, determining the following:

                  (a) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;


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

                  (b) whether the shares of such series shall have voting
            rights, in addition to any voting rights provided by law, and, if so, the term of such voting rights, which may be general or limited;

                  (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

                  (d) whether the shares of such series shall be subject to
            redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

                  (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

                  (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other Corporation purposes and the terms and provisions relating to the operation thereof;

                  (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

                  (h) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

                  (i) any other powers, preferences and relative, participating, options and other special rights, and any qualifications, limitations and restrictions, thereof.

                  The powers, preferences and relative, participating optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series


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

            issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

                  Each outstanding share of Common Stock, par value $.001l per share, ("Old Share") outstanding as of the close of business on November 1, 2000 shall automatically without any action on the part of the holder of the Old Shares, convert into one (1) share of Common Stock, par value $.000333 per share ("New Share") Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates") shall, from and after the Effective Date, be entitled to receive upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates (the "New Certificates") representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof and shall receive a certificate representing two (2) New Shares.

      4. The foregoing amendment was authorized by the unanimous written consent of the Board of Directors of the Corporation, followed by the written consent of the holders of the Corporation owning a majority of the outstanding share of capital stock entitled to vote thereon.

      IN WITNESS WHEREOF, I have signed this certificate on the ______ day of October, 2000, and I affirm the statements contained therein as true under penalties of perjury.


                                                  ______________________________
                                                  Henry J. Yersh
                                                  President


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